Exhibit 99.2


FOR IMMEDIATE RELEASE                   Tellabs Investor Contact:
                                             Peter A.  Guglielmi
     06/03/98                                (630) 378-6111

                                        Tellabs Media Contact:
                                             Thomas P. Scottino
                                             (630) 378-7504


                                        CIENA Investor Contact:
                                             Suzanne DuLong
                                             (888) 243-6223


                                        CIENA Media Contact:
                                             Denny Bilter
                                             (800) 921-1144



                    TELLABS AND CIENA AGREE TO MERGE


        Combination Expected to Accelerate Pace of Evolution and
                Speed of Revolution in the Public Network

Lisle, Ill., -- Tellabs, Inc., and CIENA Corporation today announced an agreement to merge the two companies to create a next-generation network equipment provider.

Under the terms of the agreement, all outstanding shares of CIENA stock will be exchanged at the ratio of one share of Tellabs common stock for each share of CIENA common stock. Based on the closing price of Tellabs common stock on June 2, 1998, the transaction is valued at approximately $7.1 billion. Excluding expected one-time transaction costs, the company expects slight earnings-per-share dilution in 1998 and no dilution in 1999 assuming expected synergies. The combined company will retain the Tellabs name.

"As competition among service providers continues to heighten, equipment suppliers must help both incumbent and newly established carriers meet the demands for increasing and effectively managing bandwidth in their networks," said Tellabs President and CEO Michael J. Birck. "CIENA's expertise in dense wavelength division multiplexing is a perfect fit with Tellabs' SONET/SDH managed transport capabilities. The combined company will be well positioned to enhance the ability of both established carriers and new service entrants everywhere to build advanced, high-speed networks."









"Separately, these two companies are `best of breed' in the telecommunications industry," said CIENA President and CEO Patrick Nettles. "Together we expect to be able to leverage Tellabs' established position with telecom service providers and CIENA's leadership in optical transport solutions to lower the cost of bandwidth and simplify network management. We expect the new combined company to accelerate the pace of evolution and speed of revolution in the public networks."

Following the merger, Birck will serve as chairman and chief executive officer of the combined company, while Nettles will become its president and chief operating officer. Upon closing, the combined company will be headquartered in Lisle, Ill. CIENA's facilities in Linthicum, Md., and Savage, Md., together with Tellabs' existing optical networking group in Hawthorne, N.Y., and Burlington, Mass., will form the core of the combined company's optical networking efforts.

The transaction is expected to be accounted for as a pooling-of-interests, to qualify as a tax-free reorganization, and to close during Tellabs' third quarter. Upon closing, CIENA will become a subsidiary of Tellabs. This transaction is subject to various conditions and approval by appropriate government agencies and the stockholders of Tellabs and CIENA. The Board of Directors of each company unanimously approved the transaction and recommended its approval by the stockholders.

Goldman Sachs acted as financial advisor to Tellabs for this transaction, while Morgan Stanley represented CIENA.

CIENA (NASDAQ: CIEN) is a market leader of open architecture, dense wavelength division multiplexing systems for long-distance and local exchange carriers. Through its Alta subsidiary CIENA also provides a range of engineering, furnishing and installation (EF&I) services for telecommunications service providers in the areas of transport, switching and wireless communications.

Tellabs designs, manufactures, markets and services voice and data transport and access systems. The company's products are used worldwide by the providers of communications services. Tellabs, Inc., stock is listed on the Nasdaq Stock Market (TLAB).

This news release contains forward-looking statements that involve risks and uncertainties. Actual results, including the level of earnings of both Tellabs and CIENA Corporation, and the success of the proposed merger may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with acquisitions, such as difficulties in the assimilation of operations, technologies and products of the acquired companies, diversion of management's attention from other business concerns, risks of entering new markets, competitive response, and a downturn in the telecommunications industry. For a more detailed description of the risk factors associated with Tellabs and CIENA Corporation, please refer to the companies' respective SEC filings.








Replay of Analyst Teleconference Wednesday, June 3, 1998

At approximately 7:15 a.m., Chicago time, Wednesday, 06/03/98, Tellabs and CIENA will host a teleconference with financial analysts and institutional stockholders to discuss the transaction. Interested investors will be able to listen to a taped replay of the teleconference beginning at approximately 10:15 a.m., Chicago time, Wednesday. This replay will be available for 48 hours.

To listen to the pre-recorded teleconference: Call toll-free
1-800-753-9756.  International callers may call 402-222-9930.

For more information: Call Tom Scottino at (630) 378-7504.